Exhibit 10.4

Form of Series A-1 Convertible Subordinated Note

SERIES A-1 CONVERTIBLE SUBORDINATED NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

SERIES A-1 CONVERTIBLE SUBORDINATED NOTE

Due June 28, 2027

NOTE: [●]

[●]	June 28, 2024 (the “Issue Date”)

FOR VALUE RECEIVED, the undersigned, TH International Limited, a Cayman Islands exempted company (“Maker” or the “Company”), hereby promises to pay to Pangaea Three Acquisition Holdings IV, Limited or its registered assigns (such Person or any registered assigns, “ Holder”), the principal sum of [●] ($ [●]) (the “Original Principal Amount”) plus all interest thereon and other amounts payable hereunder at the times and on the dates set forth herein. Except as otherwise stated herein, the principal amount of this Series A-1 Convertible Note, the interest thereon and all other amounts due hereunder shall be payable on the Maturity Date, or on such earlier date on which the unpaid principal amount of this Series A-1 Convertible Note becomes due and payable, whether by declaration, acceleration or otherwise in accordance with the terms hereof in (i) Ordinary Shares on the Conversion Effective Date or the Mandatory Conversion Event Date, provided that, in the case of the latter, the Conversion Requirements are true and correct on the applicable Mandatory Conversion Event Date or (ii) in all other circumstances, in immediately available funds.

This Series A-1 Convertible Note is one of two Series A-1 Convertible Subordinated Notes (such other Series A-1 Convertible Notes, the “Other Series A-1 Notes” and collectively with this Series A-1 Convertible Note, the “Series A-1 Convertible Notes”) referred to in that certain Securities Purchase Agreement, dated as of even date herewith, by and among the Company, Tim Hortons Restaurants International GmbH (“THRI”) , Pangaea Three Acquisition Holdings IV Limited (“P3AHIV”) and Pangaea Two Acquisition Holdings XXIIA Limited (“PTAHXXIIA” and together with P3AHIV, the “Cartesian Investors”) with respect to, among other things, (1) the issuance of one Series A-1 Convertible Note in the aggregate principal amount of $741,340 to P3AHIV in exchange for cancellation of the interest due on existing Promissory Notes due to P3AHIV and one Series A-1 Convertible Note in the aggregate principal amount of $15,000,000 in full satisfaction of all amounts due to P3AHIV under that certain Share Purchase Agreement, dated as of March 30, 2023, by and among P3AHIV, PLK APAC PTE. LTD, the Company and PLKC International Limited (including all annexes, exhibits and schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Purchase Agreement”). Terms not otherwise defined herein, including within Annex A, shall have the definitions set forth in the Purchase Agreement.

1. Interest.

(a) Regular interest (“Interest”) shall accrue on the principal amount of this Series A- 1 Convertible Note at a per annum rate equal to the secured overnight financing rate as administered by the SOFR Administrator (“SOFR”) plus eight percent (8.00%) compounding continuously (the “Scheduled Interest Rate”). Interest at the Scheduled Interest Rate shall be due and payable at the earlier of conversion or maturity, and shall be paid in kind. Each reference in this Series A-1 Convertible Note to the payment of interest in kind shall mean that such interest shall be automatically added to the outstanding principal amount of this Series A-1 Convertible Note on the date such interest was due and shall further accrue interest in the same manner as the outstanding principal under this Series A-1 Convertible Note.

(b) Upon the Maturity Date, all accrued and unpaid Interest under this Series A-1 Convertible Note shall be due and payable in full pursuant to Section 2. For the avoidance of doubt, the Company may be further responsible for Default Interest and Costs (as all such terms are defined below) under and pursuant to the terms of this Series A-1 Convertible Note, all of which will be due and payable as set forth in this Series A-1 Convertible Note, and the Company’s obligation to pay such amounts will survive the Company’s discharge of principal and Interest due under this Series A-1 Convertible Note.

(c) Interest under this Series A-1 Convertible Note shall accrue from and including the Issue Date until he earliest of (i) repayment of the principal of this Series A-1 Convertible Note, all other Outstanding Amounts (as defined below) and all other amounts, if any, payable under this Series A- 1 Convertible Note, (ii) issuance of Ordinary Shares in settlement of any Conversion Notice (but only with respect to that portion of the Series A-1 Convertible Note that has been converted) and (iii) the date of occurrence of a Mandatory Conversion Event, provided that, in the case of clause (iii), the Conversion Requirements are true and accurate as of such date or the Holder has waived the existence of any unmet Conversion Requirement. All interest payable under this Series A-1 Convertible Note shall be computed on the basis of a 360 day year of twelve 30-day months, and for partial months, on the basis of actual days elapsed over a 30-day month.

(d) Upon and during the occurrence and continuance of an Event of Default (as defined below), this Series A-1 Convertible Note and all Outstanding Amounts hereunder shall bear interest, from the date of the occurrence of such Event of Default until such Event of Default is cured or waived in writing, at a per annum rate equal to Series A-1 Convertible Note two percent (2%) (the “Default Interest Rate,” and all such additional amounts of interest described in this Section 1(d), the “Default Interest”). Default Interest shall be payable in kind, unless Holder elects to have the full amount of the principal and interest due hereunder paid in cash pursuant to Section 7 below.

2. Repayment of Principal.

(a) All payments of principal under this Series A-1 Convertible Note plus any accrued but unpaid interest thereon (including Interest at the Scheduled Interest Rate and Default Interest) (collectively, the “Outstanding Amount” or “Outstanding Amounts”), shall be due and payable on June 28, 2027 (the “Maturity Date”) and payable in (i) Ordinary Shares provided that the Conversion Requirements are true and correct on the Maturity Date or (ii) in immediately available funds, unless this Series A-1 Convertible Note has been earlier converted. For the avoidance of doubt, nothing in this clause shall affect the obligation of Maker to make, or the right of Holder to demand, payments of interest or any other Outstanding Amounts and Costs when due and payable in accordance with the other provisions of this Series A-1 Convertible Note.

(b) Maker may not prepay or redeem all or any portion of this Series A-1 Convertible Note, except as otherwise provided herein or with the prior written consent of Holder.

3. Conversion.

(a) Conversion Rate. The “Conversion Rate” shall equal 121.01 Ordinary Shares for each $100 converted; provided, however, that the Conversion Rate in effect from time to time shall be subject to adjustment as provided hereinafter. Fractional Ordinary Shares will not be issued.

(b) Optional Conversion. Holder shall have the right beginning on the later of (i) January 16, 2025 and (ii) the date that is six (6) months following the Issue Date, and from time to time thereafter, to convert all or any portion of the Outstanding Amounts into fully paid and non-assessable Ordinary Shares at the Conversion Rate in effect at the time of conversion (the “Conversion Shares”). Holder shall exercise its conversion rights by transmitting by email (or otherwise delivering) a signed (which may be in electronic format and may be delivered by email) copy of a written conversion notice substantially in the form attached hereto as Exhibit A (the “Optional Conversion Notice”) to the Company in accordance with Section 15 (the “Notice of Optional Conversion”), which notice shall specify the portion of the Outstanding Amounts to be converted and the date the applicable conversion is to be effected, which shall be a date falling at least 3 Business Days after the date of the Optional Conversion Notice (the “Conversion Effective Date”), and may specify that the effectiveness of the exercise is contingent upon the consummation of a transaction or occurrence that meets conditions specified by Holder, in which case the Conversion Effective Date shall be deemed to be the date of the consummation of such event and, if such specified conditions are not met, the Conversion Notice shall be deemed automatically withdrawn unless Holder otherwise indicates in a written notice delivered to the Company. Without limiting the foregoing, Holder shall have the right to withdraw the Conversion Notice by delivery of a notice of withdrawal to the Company at any time prior to the Conversion Effective Date.

(c) Mandatory Conversion. On the Mandatory Conversion Event Date (as defined below), all Outstanding Amounts will automatically be converted into fully paid and non-assessable Ordinary Shares, free and clear from any liens and encumbrances, except those provided under the Memorandum and Articles of Association of the Company, at the Conversion Rate in effect at the time of conversion provided that the following conditions have been met (collectively the “Conversion Requirements”):

(1) the Company has sufficient authorized but unissued Ordinary Shares to issue the number of Conversion Shares issuable upon conversion;

(2) the Company (A) is current on all payments due under the Franchise Agreements, (B) is in full compliance and not in default of all development obligations set forth in the Franchise Agreements and (C) in compliance with all other provisions of the Franchise Agreements except for de minimis defaults of non-payment or non-development obligations;

(3) the Company is not insolvent or made any statement that it is unable to pay its debts and no bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall have been instituted by or against the Company or any Subsidiary under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law; and

(4) no Event of Default has occurred.

(d) A “Mandatory Conversion Event” shall mean any of the following:

(1) the maturity of the Note on the Maturity Date; and

(2) the date of consummation of any transaction whereby any Person or group of Persons (as such term is defined in Section 13D of the Exchange Act) acquires in exchange for cash more than 50% of the total Voting Power (where “Voting Power” means the aggregate number of votes which may be cast by holders of Ordinary Shares, the Series A-2 Convertible Preferred Shares issued and outstanding, the Series A-2 Convertible Preferred Shares issuable upon conversion of any Series A Convertible Unsecured Notes issued and outstanding and any other securities outstanding which entitle the holders thereof to vote generally on all matters submitted to the Company’s security holders for a vote (on an as-converted basis)).

(e) Mechanics of Conversion.

(1) Issuance of Shares. Within one (1) Business Day after either the (i) Conversion Effective Date or (ii) the Mandatory Conversion Event Date, Maker shall issue the Ordinary Shares to which Holder is entitled upon conversion of this Note and cause to be issued in the name of, and delivered to Holder, a certificate or certificates for the number of Ordinary Shares to which Holder is entitled upon conversion of this Series A-1 Convertible Note or the portion so converted or, if the Company issues shares in book-entry form only, a copy of the updated register of members of the Company reflecting the issue of the number of Ordinary Shares to which Holder is entitled.

(2) Reservation of Shares. The Company shall, at all times when this Series A-1 Convertible Note shall be outstanding, reserve and keep available out of its authorized but unissued share capital, for the purpose of effecting the conversion, such number of its duly authorized Ordinary Shares as shall from time to time be sufficient to effect the conversion of this Series A-1 Convertible Note. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of the then Outstanding Amounts, the Company shall take such corporate action as may be necessary and within its lawful power to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in reasonable best efforts to obtain the requisite shareholder approval of such increase and any necessary amendment to the Articles or other Governing Documents of the Company.

(3) Taxes. The Company shall pay any and all stamp, documentary or similar issue taxes that may be payable in respect of any issuance of Ordinary Shares upon conversion of the Series A-1 Convertible Notes. The Company shall not, however, be required to pay any Tax which may be payable (i) by Holder(s) as a result of the conversion or (ii) in respect of any transfer involved in the issuance of Ordinary Shares in a name other than that in which the Series A-1 Convertible Notes so converted was registered, and no such issuance shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such Tax or has established, to the satisfaction of the Company, that such Tax has been paid.

(f) Adjustment for Share Splits and Combinations. If the Company shall at any time or from time to time after the Issue Date effect a subdivision of the Ordinary Shares, the Conversion Rate in effect immediately before that subdivision shall be proportionately decreased so that the number of Ordinary Shares issuable on conversion of this Series A-1 Convertible Note shall be increased in proportion to such increase in the aggregate number of Ordinary Shares outstanding. If the Company shall at any time or from time to time after the Issue Date combine the outstanding Ordinary Shares, the Conversion Rate in effect immediately before the combination shall be proportionately increased so that the number of Ordinary Shares issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of Ordinary Shares outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 3, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than thirty (30) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which this Series A-1 Convertible Note is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of Holder (but in any event not later than thirty (30) days thereafter), furnish or cause to be furnished to Holder a certificate setting forth (i) the Conversion Rate then in effect, and (ii) the number of Ordinary Shares and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the Note.

4. Transfer.

(a) The term “Holder” as used herein shall initially mean Holder named in this Series A-1 Convertible Note and shall also include any Permitted Transferee of this Series A-1 Convertible Note whose name has been recorded in the register (the “Register”), which Register shall be maintained by Maker at its principal executive office. Each Permitted Transferee of this Series A-1 Convertible Note acknowledges that this Series A-1 Convertible Note has not been registered under the Securities Act, and may be transferred only (i) pursuant to an effective registration under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act and (ii) to a Permitted Transferee.

(b) Holder may not, without the consent of Maker, assign or transfer all or any portion of this Series A-1 Convertible Note to any Person other than a Permitted Transferee. Upon surrender of this Series A-1 Convertible Note at Maker’s principal executive office for registration of any such assignment or transfer, accompanied by a duly executed instrument of transfer, Maker shall, at its expense and within five (5) Business Days of such surrender, execute and deliver one or more new notes in the same form and of like tenor as this Series A-1 Convertible Note in the requested principal denominations and in the name of the assignee or assignees and bearing the legend set forth on the face of this Series A-1 Convertible Note, and this Series A-1 Convertible Note shall promptly be canceled. If the entire outstanding principal balance of this Series A-1 Convertible Note is not being assigned, Maker shall issue to Holder hereof, within five (5) Business Days of the date of surrender hereof, a new note which evidences the portion of such outstanding principal balance not being assigned. If this Series A-1 Convertible Note is divided into one or more notes, is held at any time by more than one Holder, and any payments of principal of, premium on (if any), interest or other amounts on this Series A-1 Convertible Note are made that are not sufficient to pay the amounts then due hereunder, then such payments shall be made pro rata with respect to all such notes in accordance with the outstanding principal amounts thereof. Any purported assignment or transfer of this Series A-1 Convertible Note in violation of this provision shall be void ab initio.

(c) Notwithstanding anything to the contrary contained herein, this Series A-1 Convertible Note is a registered obligation, the right, title and interest of Holder and its assignees in and to this Series A-1 Convertible Note shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 4(c) shall be construed so that this Series A-1 Convertible Note is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code.

(d) Holder and any Permitted Transferee thereof as set forth above shall not, without the prior written consent of Maker, make any short sale of, grant or sell any option for the purchase of, lend, pledge, in whole or in part, any of the economic consequences of ownership of this Series A-1 Convertible Note or the Ordinary Shares issuable upon conversion of this Series A-1 Convertible Note (whether any such transaction is described above or is to be settled by delivery of the Series A-1 Convertible Notes, in cash, or otherwise) or enter into an agreement to do any of the foregoing.

(e) For purposes of this Series A-1 Convertible Note, “Permitted Transferee” means any of the funds or entities that are controlled by Cartesian Capital Group, LLC, a Delaware limited liability company.

5. Covenants. Until all of the Series A-1 Convertible Notes have been converted or otherwise satisfied in full, in accordance with their terms:

(a) Rank. All payments due under this Series A-1 Convertible Note shall rank (a) junior to all Indebtedness existing on the Issue Date and any future debt established hereafter which expressly provides that such debt ranks senior to the Series A-1 Convertible Notes and the Series A Convertible Notes (b) pari passu with the Series A Convertible Notes and with each other class of debt established hereafter by the Board of Directors, the terms of which expressly provide that such debt ranks on a parity with this Series A-1 Convertible Note and the Series A Convertible Notes or the terms of which do not specify the ranking of such debt relative to the Series A-1 Convertible Notes and (c) senior to all other debt established hereafter by the Board of Directors the terms of which expressly provide that such debt ranks junior to the Series A-1 Convertible Notes and the Series A Convertible Notes.

(b) No Restricted Payments. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, repurchase or declare or pay any dividend or distribution on any of its shares or shares of capital stock which ranks junior to the Series A-1 Convertible Notes (any of the foregoing, a “Restricted Payment”), other than (i) Restricted Payments made by any Subsidiary to the Company or any other Subsidiary of the Company, (ii) any dividend payments or other distributions by the Company or any Subsidiary payable solely in shares or shares of capital stock of such Person, (iii) purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of shares or shares of capital stock deemed to occur upon the exercise of share options, warrants or other rights in respect thereof if such share or shares of capital stock represents a portion of the exercise price thereof, (iv) the repurchase, redemption or other acquisition or retirement for value of any shares or capital stock held by any current or former officer, director or employee of the Company pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement, provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired shares or capital stock may not exceed $3.0 million in any twelve-month period, provided, further, that the Company may carry over and make in any subsequent twelve-month period, in addition to the amount permitted for such twelve-month period, unutilized capacity under this clause (iv) attributable to the immediately preceding twelve-month period and (v) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for shares or capital stock; provided, however, that any such cash payment shall not be for the purpose of evading the limitation hereunder. For the avoidance of doubt, any redemption or repurchase of, or any dividend or distribution on, any shares or shares of capital stock of the Company that is held by Cartesian, THRI or any person who would qualify as a Permitted Transferee of Cartesian or RBI, in exchange for cash or which is payable in cash, shall not be permitted.

(c) Change in Nature of Business. The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Company and each of its Subsidiaries on the Issue Date or any business substantially related, incidental, ancillary or complementary thereto.

(d) Maintenance of Existence; Compliance with Laws, Etc. The Company shall, and the Company shall cause its Subsidiaries to, preserve and maintain its legal existence and comply with all applicable laws, rules, regulations and orders (including the payment (before the same become delinquent) of all taxes, imposed upon it or upon its property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the Company or its Subsidiary, as applicable), in each case, except for such non- compliance or non-payment which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

(e) Books and Records. The Company shall, and the Company shall cause its Subsidiaries to, keep books and records in accordance with GAAP which, in reasonable detail, accurately reflect all of its business affairs and transactions.

6. Event of Default. Upon the occurrence of any of the following events, unless waived in writing by the Holder, (each such event an “Event of Default”), Maker shall as soon as reasonably practicable but in all events within ten (10) calendar days deliver written notice thereof (an “Event of Default Notice”) to Holder:

(a) the Company’s (i) failure to issue to the Holder the required number of Ordinary Shares within five (5) Trading Days after the applicable Conversion Effective Date or (ii) written notice to the Holder or any holder of any Other Series A-1 Note, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any of the Series A-1 Convertible Notes into Ordinary Shares that is requested in accordance with the provisions of any of the Series A-1 Convertible Notes;

(b) the Company’s failure to pay (i) to the Holder or any holder of any Other Series A-1 Note any amount of principal when and as due under this Series A-1 Convertible Note or the Other Series A-1 Notes, as applicable or (ii) to the Holder or any holder of any Other Series A-1 Note any amount of interest, late charges or other amounts when and as due under this Series A-1 Convertible Note or the Other Series A-1 Notes, as applicable, and, solely in the case of this clause (ii), such failure shall continue for seven (7) consecutive days following such date due;

(c) the commencement by the Company or any Subsidiary (excluding, in all cases for this clause (c), any Subsidiary whose continued existence is not material to the value or operations of the Company) of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;

(d) the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary (excluding, in all cases for this clause (d), any Subsidiary whose continued existence is not material to the value or operations of the Company) of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of sixty (60) consecutive days;

(e) the suspension from trading or the failure of the Ordinary Shares to be quoted or listed (as applicable) on the Nasdaq Capital Market or on any other National Securities Exchange that has registered with the SEC under Section 6 of the Securities Exchange Act of 1934 for a period of thirty (30) consecutive trading days;

(f) any representation, warranty or other written statement of the Company set forth in any Note Document or any certification provided by the Company pursuant to any Note Document is incorrect or misleading in any material respect when given;

(g) a default in any of the covenants or obligations set forth in any Note Document (other than a default set forth in clause (a) or (b) of this Section 7) where such default is not cured or waived within thirty (30) days after written notice to the Company by the Holder, which notice must specify such default, demand that it be remedied and state that such notice is a “Notice of Default”;

(h) any provision of any Note Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the parties thereto in any material respect, or the validity or enforceability thereof shall be contested by the Company, or a proceeding shall be commenced by the Company or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Note Document; or

(i) any event of default occurs with respect to any other Indebtedness which (i) exceeds $5 million or (ii) is senior to the Series A-1 Convertible Notes.

7. Remedies Upon an Event of Default. Upon the occurrence and during the continuation of an Event of Default, (i) Holder shall have the right to declare all Outstanding Amounts and other amounts owing by the Maker to the Holder under this Series A-1 Convertible Note immediately due and payable in cash without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Maker; and (ii) Holder shall have all other rights and remedies available to it at law or in equity that apply to a breach of contract. Without limiting the foregoing, even if an Event of Default occurs, Holder reserves the right to convert all or any portion of the Outstanding Amounts in accordance with Section 3.

8. Replacement of Note. On receipt by Maker of an affidavit of an authorized representative of Holder stating the circumstances of the loss, theft, destruction or mutilation of this Series A-1 Convertible Note (and in the case of any such mutilation, on surrender and cancellation of this Series A-1 Convertible Note), Maker, at its expense, will promptly (and in no event later than five (5) Business Days after such notice) execute and deliver, in lieu thereof, a new note in the same form and of like tenor as this Series A- 1 Convertible Note.

9. Costs of Collection. Maker agrees to pay all costs and expenses, including the fees and expenses of any attorneys, accountants and other experts retained by Holder, which are expended or incurred by Holder in connection with: (a) the enforcement of this Series A-1 Convertible Note or the collection of any sums due hereunder, whether or not suit is commenced; (b) any actions for declaratory relief in any way related to this Series A-1 Convertible Note; (c) the protection or preservation of any rights of Holder under this Series A-1 Convertible Note; (d) any actions taken by Holder in negotiating any amendment, waiver, consent or release of or under this Series A-1 Convertible Note, (e) in connection to this Series A-1 Convertible Note, Holder’s participation in any refinancing, restructuring, bankruptcy or insolvency proceeding involving Maker or any other Affiliate of Maker; and (f) any refinancing or restructuring of this Series A-1 Convertible Note, including, without limitation, any restructuring in the nature of a “work out” or in any insolvency or bankruptcy proceeding (collectively, “Costs”). All of these Costs shall be payable by Maker within ten (10) days after Holder provides written notice of such Costs to the Company. Unpaid Costs remaining after ten (10) days after Holder provides written notice of such Costs to the Company shall bear interest at the Default Interest Rate until paid, but not in excess of the maximum rate permitted by Law.

10. Extension of Time. Holder, at its option, may extend the time for payment of this Series A-1 Convertible Note, postpone the enforcement hereof, or grant any other indulgences without affecting or diminishing Holder’s right to recourse against the Company, which right is expressly reserved.

11. Company’s Waivers. Maker hereby waives presentment for payment, demand, protest, notice of protest and notice of dishonor hereof, and all other notices of any kind to which it may be entitled under applicable Law or otherwise. All payments under this Series A-1 Convertible Note shall be made without setoff, counterclaim or deduction of any kind.

12. Stay, Extension and Usury Laws. To the extent that it may lawfully do so, Maker (a) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Series A-1 Convertible Note; and (b) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to Holder by this Series A-1 Convertible Note, but will suffer and permit the execution of every such power as though no such law has been enacted.

13. Notices. All notices, consents and other communications required or permitted by this Series A-1 Convertible Note shall be in writing and shall be (a) delivered to the appropriate address by hand, by nationally recognized overnight service or by courier service (costs prepaid), (b) sent by e-mail, or (c) sent by registered or certified mail, return receipt requested, in each case to the addresses, or e-mail addresses and marked to the attention of the person (by name or title) designated in the Purchase Agreement (or to such other address, e-mail address or person as a party may designate by notice to the other party). All notices, consents, waivers and other communications shall be deemed to have been duly given (as applicable): if delivered by hand, when delivered by hand; if delivered by overnight service, when delivered by nationally recognized overnight service; if delivered by courier, when delivered by courier; if sent via registered or certified mail, five (5) Business Days after being deposited in the mail, postage prepaid; or if delivered by email, when transmitted if transmitted without indication of delivery failure and prior to 5:00 p.m. local time for the recipient (and if on or after 5:00 p.m. local time for the recipient, then delivery will be deemed duly given at 9:00 a.m. local time for the recipient on the subsequent Business Day).

14. Governing Law; Waiver.

(a) In all respects, including matters of construction, validity and performance, this Series A-1 Convertible Note shall be governed by, and construed and enforced in accordance with, the internal Laws of the State of New York applicable to contracts made and performed in that state (without regard to the choice of law or conflicts of law provisions thereof that would require the application of the Law of any other jurisdiction).

(b) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS SERIES A-1 CONVERTIBLE NOTE, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS SERIES A-1 CONVERTIBLE NOTE. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

(c) This section shall survive the termination of this Series A-1 Convertible Note.

15. Arbitration; Language. All disputes, controversies or claims, in law or equity, arising out of or in connection with this Series A-1 Convertible Note (a “Dispute”), between or among any of the parties (and their respective Representatives), whether sounding in contract or tort, including arbitrability and any claim that this Series A-1 Convertible Note was induced by fraud (collectively, the “Covered Claims”), will be resolved by binding arbitration in accordance with the following terms and conditions:

(a) Notice of Dispute. If any Dispute arises, any party may promptly serve formal written notice on the other parties that a Dispute has arisen and describing the nature of such Dispute (“Notice of Dispute”).

(b) Arbitration Rules. Upon a receipt of a Notice of Dispute, the Dispute shall be exclusively submitted to final and binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce in effect on the date of commencement of the arbitration (the “ICC Rules”), which rules are deemed to be incorporated by reference into this Section 15(b). The parties undertake to each execute and perform, on a timely basis, all such agreements, documents, assurances, acts and things and to exercise all powers and rights available to them, including the giving of all information and documentation reasonably requested, the convening of all meetings, the giving of all waivers and the passing of all resolutions reasonably required to ensure the enforceability of any final award of the arbitrator in any jurisdiction where such enforceability is sought. Notwithstanding the foregoing, a disputing party shall be entitled to interim or conservatory measures pursuant to the ICC Rules, including, but not limited to, temporary injunctive relief to preserve or restore the status quo between the parties, if such party reasonably believes that the timeline set forth in this Section 15(b) shall materially prejudice such party. The ICC Court may, at the request of a party to the arbitration, consolidate two or more arbitrations pending under the ICC Rules into a single arbitration in accordance with the ICC Rules.

(c) Arbitrator. The arbitral panel shall be composed of three (3) arbitrators to be appointed in accordance with the ICC Rules (the “Arbitrators”). Such Arbitrators shall be a licensed lawyer or retired judge, in the latter case, who is affiliated with ADR Chambers, and have at least five (5) years of experience handling matters involving commercial debt relationships. The Arbitrator shall: (i) have the exclusive authority to decide any issues regarding the applicability, interpretation, formation, or enforcement of this Series A-1 Convertible Note (including determining the arbitrability of any Dispute); (ii) be empowered to grant legal and equitable remedies (including injunctive relief) in connection with any Dispute submitted to arbitration; and (iii) issue a reasoned final award after making a determination on the merits of any such Dispute. The Arbitrator shall award the prevailing party in the arbitration the reasonable attorneys’ fees and costs (including expert costs) incurred in connection with the arbitration and any related proceedings to enforce the arbitration award.

(d) Location and Language of Arbitration. The place of arbitration shall be Miami- Dade County, Florida, and the language to be used in the arbitral proceedings shall be English, save that all documents attached to filings submitted to the tribunal do not have to be translated from their original language unless expressly ordered by the arbitrator in consultation with the parties. All submissions to the arbitrator, save any documents attached to such submissions as set forth in this Section 15(d), shall be submitted in English.

(e) Any final award entered by the arbitrator shall be the final, binding and exclusive determination of any Dispute submitted to arbitration, and may be entered in any court having jurisdiction and any court where any party to the arbitration or its assets are located.

(f) Interim, Provisional or Emergency Relief. The Arbitrators may, in the course of the proceedings, order any interim, provisional or emergency relief, remedy or measure (including attachment, preliminary injunction, or the deposit of specified security) that the Arbitrators consider to be necessary, just and equitable. The failure of a party to comply with such an interim order may, after due notice and opportunity to cure such noncompliance, be treated by the Arbitrators as a default, and some or all of the claims or defenses of the defaulting party may be stricken and partial or final award entered against such party, or the Arbitrators may impose such lesser sanctions as the Arbitrators may deem appropriate. This Section 15 will not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction, and each of the parties irrevocably submits to the jurisdiction of the Supreme Court and the Federal Court, located in the county of Miami-Dade, Florida, in conjunction with an application for a provisional remedy.

(g) Excluded Claims. The term “Covered Claims” as used in this Series A-1 Convertible Note does not include compulsory or permissive cross-claims between or among the parties that arise in a legal action brought by or against a non-signatory hereto (“Non-Signatory Action”). However, a party that has the right to assert a permissive cross-claim against another party in a Non-Signatory Action may choose to treat that claim as a Covered Claim and assert it in accordance with the terms of this Series A-1 Convertible Note. The term “Covered Claims” as used in this Series A-1 Convertible Note also does not limit the right of any party to (i) foreclose against real or personal property collateral, (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before, during or after the pendency of any arbitration proceeding. The exclusions from “Covered Claims” set forth in this Section 15(g) do not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in this Section 15(g).

(h) Record and Proceedings. A full stenographic or electronic record of all proceedings in the arbitration will be maintained, and the Arbitrators will issue rulings, a statement of decision and a judgment as if the Arbitrators were sitting judges of the federal district court of New York, with all of the powers (including with respect to remedies) vested in such a judge. The fees and costs of creating and maintaining a stenographic or electronic record will be initially borne by the parties to the arbitration in equal amounts.

(i) Res Judicata, Collateral Estoppel and Law of the Case. A decision of the Arbitrators will have the same force and effect with respect to collateral estoppel, res judicata and law of the case that such decision would have been entitled to if decided in a court of law, but in no event will such a decision be used by or against a party to this Series A-1 Convertible Note in a Non-Signatory Action.

(j) Jurisdiction/Venue/Enforcement of Award. The parties consent and submit to the exclusive personal jurisdiction and venue of the federal courts located in Miami-Dade, Florida to confirm any arbitration award granted pursuant to this Series A-1 Convertible Note, including, but not limited to, any award granting equitable relief, and to otherwise enforce this Series A-1 Convertible Note and carry out the intentions of the parties to resolve all Covered Claims through arbitration. This Section 15 does not prevent the parties from enforcing the award of the Arbitrators in the court of any other jurisdiction, to the extent permitted by applicable Law (for example, if property that is the subject of the award is located in another jurisdiction).

(k) Confidentiality. All arbitration proceedings will be closed to the public and confidential, and all records relating thereto will be permanently sealed, except as necessary, and only to the extent reasonably necessary, to obtain court confirmation of the judgment of the Arbitrators, and except as necessary to protect or pursue a legal right or as may otherwise be required by applicable Law, or disclosure requirements of the US Securities and Exchange Commission, the Ontario Securities Commission or any applicable foreign equivalent, or any stock exchange on which the Equity Securities of a party or, its Affiliates may be listed or any other Authority. Nothing in this Section 15(k) is intended to, or shall, preclude a party from communicating with, or making disclosures to, its lawyers, tax advisors, auditors, lenders, regulators, as necessary and appropriate or from making such other disclosures as may be required by applicable Law.

(l) Fees and Costs. The parties to the arbitration will share equally in the fees of the Arbitrators and the administrative costs of the arbitration; provided, that the prevailing party in the arbitration will be entitled to recover its fees and costs (including reasonable attorneys’ fees) from the other party or parties.

16. Specific Performance. Maker acknowledges that the rights of the other parties under this Series A-1 Convertible Note are unique and the failure of Maker to perform its obligations hereunder would irreparably harm the other parties. Accordingly, each such other party shall, in addition to such other remedies as may be available at law or in equity, have the right to enforce their rights hereunder by actions for specific performance to the extent permitted by applicable Law.

17. Further Assurances. Each of the parties shall execute such documents and perform such further acts (including obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Series A-1 Convertible Note.

18. Severability. If any one or more of the provisions contained in this Series A-1 Convertible Note, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Series A-1 Convertible Note. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Series A-1 Convertible Note with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

19. Successors and Assigns. All of the covenants and provisions of this Series A-1 Convertible Note shall bind and inure to the benefit of the parties’ respective successors and permitted assigns hereunder. Except as otherwise provided in this Series A-1 Convertible Note in the case of Holder, neither party may assign any of its rights, or delegate any of its obligations, under this Series A-1 Convertible Note without the prior written consent of the other party, and any such purported assignment by such party without the written consent of the other parties shall be null and void and of no force or effect. There are no intended third party beneficiaries of this Series A-1 Convertible Note.

20. Entire Agreement; Amendment; Waiver.

(a) This Series A-1 Convertible Note and the other Transaction Documents (together with the exhibits and schedules hereto and thereto) are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. The parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Series A-1 Convertible Note, the Purchase Agreements and the other Transaction Documents (together with the exhibits and schedules attached hereto and thereto), and the parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Series A-1 Convertible Note, the Purchase Agreements or any other Transaction Document. Each party further acknowledges that, in entering into this Series A-1 Convertible Note, it has not relied on, and shall have no right or remedy in respect of, and hereby expressly disclaims, any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this Series A-1 Convertible Note, the Purchase Agreements or any other Transaction Document.

(b) Except as otherwise set forth in this Series A-1 Convertible Note, any amendment, supplement or modification of or to any provision of this Series A-1 Convertible Note, and waiver of any provision of this Series A-1 Convertible Note, and any consent to any departure by any party from the terms of any provision of this Series A-1 Convertible Note, shall be effective (i) only if it is made or given in writing and signed by Holder, on the one hand, and Maker, on the other hand, and (ii) only in the specific instance and for the specific purpose for which it is made or given. No amendment, supplement or modification of or to any provision of this Series A-1 Convertible Note, or any waiver of any such provision or consent to any departure by any party from the terms of any such provision may be made orally. Except where notice is specifically required by this Series A-1 Convertible Note, no notice to or demand on Maker in any case shall entitle Maker to any other or further notice or demand in similar or other circumstances.

(c) No failure or delay on the part of Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for in this Series A-1 Convertible Note are cumulative and are not exclusive of any remedies that may be available to Holder at law, in equity or otherwise.

21. Time of the Essence. With regard to all dates and time periods set forth or referred to in this Series A-1 Convertible Note, time is of the essence.

22. Interpretation. The descriptive headings of this Series A-1 Convertible Note are for convenience of reference only, do not constitute a part of this Series A-1 Convertible Note and are not to be considered in construing or interpreting this Series A-1 Convertible Note. All section, clause and party references are to this Series A-1 Convertible Note unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Series A-1 Convertible Note for purposes of construing the provisions of this Series A-1 Convertible Note, and all provisions of this Series A-1 Convertible Note shall be construed in accordance with their fair meaning, and not strictly for or against any party. References to “Dollars” and “$” shall be to United States Dollars, unless otherwise specified. The words “including” and “includes” and words of similar import when used in this Series A-1 Convertible Note shall not be limiting and shall mean “including without limitation” or “includes without limitation”, as the case may be. Unless the context otherwise requires, the “parties” means the parties to this Series A-1 Convertible Note. Unless expressly provided otherwise, any approval or consent required to be given by a party in this Series A-1 Convertible Note shall be given or withheld by such party in its sole discretion.

23. Federal Anti-Money Laundering Law. To help the government fight the funding of terrorism and money laundering activities, federal Law requires financial institutions (which may include Holder and its Affiliates) to obtain, verify and record information that identifies each person who opens an account or other formal customer relationship. Accordingly, in connection with this Series A-1 Convertible Note, Holder and its Affiliates may require the other parties to provide certified copies of its articles of incorporation, certificate of formation, operating agreement or other similar identifying documents. Further, each party confirms that its legal name and address, as set forth in this Series A-1 Convertible Note, are true, complete and correct and covenants and agrees to provide such other information as may be necessary to allow Holder and its Affiliates to comply with such Laws.

24. Electronic Signature. This Series A-1 Convertible Note, the Conversion Notice and any other notice or document that may be delivered pursuant hereto may be executed by email, portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign).

25. Taxes. If any payments to Holder under this Series A-1 Convertible Note are made from outside the United States, Maker will not deduct any foreign taxes, deductions, withholdings, assessments, fees or other charges from any payments it makes to Holder, except as required by applicable law. If any such foreign taxes, deductions, withholdings, assessments, fees or other charges are required to be deducted or withheld from any payments made by Maker from outside the United States (including payments under this Section 25 from outside the United States), Maker shall pay such taxes, deductions, withholdings, assessments, fees or other charges and will also pay to Holder any additional amount as necessary so that after such deduction or withholding on account of foreign taxes, deductions, withholdings, assessments, fees or other charges required to be deducted from any payments made by Maker from outside the United States has been made (including such deductions or withholding applicable to additional sums payable under this Section 25) Holder receives an amount equal to the sum it would have received had no such deduction or withholding been made. Maker shall be entitled to make any other deduction or withholding from any payment which it makes hereunder for or on account of any present or future taxes, duties or charges to the extent so required by any applicable law, in which event Maker shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld and deducted and, except as provided in the immediately preceding sentence, shall have no obligation to gross-up any payment hereunder or pay any additional amount as a result of such withholding.

26. Tax Forms. Holder shall deliver to Maker on or prior to the date it becomes a Holder hereunder, and from time to time thereafter upon the reasonable request of Maker or as required under applicable law, a duly completed and executed IRS Form W-9 certifying that Holder is exempt from U.S. federal backup withholding tax.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Convertible Subordinated Note is executed by Maker as of the date first above written.

TH International Limited

By:
Name:
Title:

EXHIBIT A

CONVERSION NOTICE

TH International Limited

Series A-1 Convertible Subordinated Note due 2027

This Conversion Notice is being delivered by the undersigned pursuant to Section 3 of that certain Series A-1 Convertible Subordinated Note, dated as of June 28, 2024, issued by TH International Limited, a Cayman Islands exempted company (the “Company”), to Pangaea Three Acquisition Holdings IV, Limited, in the original principal amount of $741,340 (the “Note”). Capitalized terms used herein without definition are used herein with the meanings ascribed to such terms in the Note.

On the terms and subject to the conditions of Section 3 of the Note, by executing and delivering this Conversion Notice, the undersigned holder of the Note identified below directs the Company to convert (check one):

☐	the entire Outstanding Amounts

☐	$[ ][1] of the Outstanding Amounts

Effective as of _______________________.

Date: _____________________________
(Legal Name of Holder)

By:
Name:
Title:

[1]	Must be an Authorized Denomination.